                                                              EXHIBIT 99.(15)(N)
                                     FORM OF

                            EATON VANCE GROWTH TRUST

                                  SERVICE PLAN

                                  ON BEHALF OF
               EV TRADITIONAL WORLDWIDE DEVELOPING RESOURCES FUND

         WHEREAS, Eaton Vance Growth Trust (the "Trust") engages in business as an open-end management investment company with multiple series and is registered as such under the Investment Company Act of 1940, as amended (the "Act");

         WHEREAS, the Trust on behalf of its series EV Traditional Worldwide Developing Resources Fund (the "Fund") desires to adopt a Service Plan pursuant to which the Fund intends to pay service fees as contemplated in paragraphs (b) and (d) of Rule 2830 of the Conduct Rules of the National Association of Securities Dealers, Inc. (the "NASD Rules");

         WHEREAS, the Trust employs Eaton Vance Distributors, Inc. to act as Principal Underwriter (as defined in the Act) of the shares of the Fund; and

         WHEREAS, the Trustees of the Trust have determined that there is a reasonable likelihood that adoption of this Service Plan will benefit the Fund and its shareholders.

         NOW, THEREFORE, the Trust hereby adopts this Service Plan (the "Plan") in accordance with Rule 12b-1 under the Act and containing the following terms and conditions:

         1. The Fund may make payments of service fees to the Principal Underwriter, Authorized Firms and other persons. The aggregate of such payments during any fiscal year of the Fund shall not exceed .25% of the Fund's average daily net assets for such year. Appropriate adjustment of service fee payments shall be made whenever necessary to ensure that no such payment shall cause the Fund to exceed the applicable maximum cap imposed thereon by paragraph (d)(5) of Rule 2830 of the NASD Rules.

         2. This Plan shall not take effect until after it has been approved by both a majority of (i) those Trustees of the Trust who are not "interested persons" of the Trust (as defined in the Act) and have no direct or indirect financial interest in the operations of this Plan or any agreements related to it (the "Rule 12b-1 Trustees"), and (ii) all of the Trustees then in office, cast in person at a meeting (or meetings) called for the purpose of voting on this Plan.

         3. Any agreements between the Trust on behalf of the Fund and any person relating to this Plan shall be in writing and shall not take effect until approved in the manner provided for Trustee approval of this Plan in Section 2.

         4. This Plan shall continue in effect for so long as such continuance is specifically approved at least annually in the manner provided for Trustee approval of this Plan in Section 2.

         5. The persons authorized to direct the disposition of monies paid or payable by the Trust pursuant to this Plan or any related agreement made by the Trust on behalf of Fund shall be the President or any Vice President of the Trust. One or more of such persons shall provide to the Trustees of the Trust and the Trustees shall review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made.

         6. This Plan may be terminated at any time by vote of a majority of the Rule 12b-1 Trustees, or by vote of a majority of the outstanding voting securities of the Fund.

         7. This Plan may not be amended to increase materially the payments to be made by the Fund as provided in Section 1 unless such amendment, if required by law, is approved by a vote of at least a majority of the outstanding voting securities of the Fund. In addition, all material amendments to this Plan shall be approved in the manner provided for in Section 2.

         8. While this Plan is in effect, the selection and nomination of the Rule 12b-1 Trustees shall be committed to the discretion of the Rule 12b-1 Trustees.

         9. The Trust shall preserve copies of this Plan and any related agreements made by the Trust on behalf of the Fund and all reports made pursuant to Section 5, for a period of not less than six years from the date of this Plan, or of the agreements or of such report, as the case may be, the first two years in an easily accessible place.

         10. Consistent with the limitation of shareholder, officer and Trustee liability as set forth in the Trust's Declaration of Trust, any obligations assumed by the Fund pursuant to this Plan shall be limited in all cases to the assets of the Fund and no person shall seek satisfaction thereof from the shareholders of the Fund or officers or Trustees of the Trust.

         11. When used in this Plan, the term "service fees" shall have the same meaning as such term has in paragraphs (b) and (d) of Rule 2830 of the NASD Rules. When used in this Plan, the term "vote of a majority of the outstanding voting securities" shall mean the vote of the lesser of (a) 67 per centum or more of the shares of the Fund present or represented by proxy at the meeting if the holders of more than 50 per centum of the outstanding shares of the Fund are present or represented by proxy at the meeting, or (b) more than 50 per centum of the outstanding shares of the Fund.

         12. If any provision of this Plan shall be held or made invalid by a court decision, statute, rule or regulation of the Securities and Exchange Commission or otherwise, the remainder of this Plan shall not be affected thereby.

                         Adopted ________________, 1997

                                      * * *